Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the use of our report dated December 19, 2013, incorporated herein by reference, on the financial statements of Voya Global Opportunities Fund (formerly, ING Global Opportunities Fund) and Voya Global Equity Dividend Fund (formerly, ING Global Equity Dividend Fund), each a series of Voya Mutual Funds (formerly, ING Mutual Funds), and to the references to our firm under the headings “REPRESENTATIONS AND WARRANTIES” and “FINANCIAL HIGHLIGHTS” in the Proxy Statement/Prospectus.

Boston, Massachusetts

July 11, 2014